Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Damien Kane
732-499-7200 x2503
VP, Director of Marketing
dkane@eNorthfield.com

TARA FRENCH TO JOIN NORTHFIELD BANK
AS EXECUTIVE VICE PRESIDENT
AND CHIEF ADMINISTRATIVE OFFICER

WOODBRIDGE, NEW JERSEY, SEPTEMBER 5, 2017... Northfield Bank, wholly-owned subsidiary of Northfield Bancorp, Inc. (NASDAQ: NFBK) announced today that Tara French will join Northfield as Executive Vice President and Chief Administrative Officer effective September 18, 2017. Ms. French’s oversight and responsibilities will include corporate governance, strategic planning, and risk management.

Ms. French brings over 30 years of banking and regulatory experience to Northfield. Tara began her career as a Bank Examiner with the Federal Home Loan Bank of New York and most recently was part of the Office of the Comptroller of the Currency (OCC) Midsize Bank Supervision Unit. She also served as an Assistant Deputy Comptroller in the OCC’s New York Field Office where she supervised a portfolio of national banks and federal savings associations in the New York metropolitan area.

“We are very pleased to welcome Tara to Northfield,” said Steven M. Klein, President and Chief Operating Officer of Northfield Bank. “Tara’s deep knowledge and experience of banking operations, risk management and regulatory oversight will be invaluable as we move ahead with our strategic objectives.” Klein continued, “Our executive team looks forward to working closely with Tara, utilizing her leadership, insights, and technical disciplines to further complement our high performing executive group.”

Ms. French will be based out of Northfield Bank’s Woodbridge Operations Center located at 581 Main Street, Woodbridge, NJ.

About Northfield Bank
Northfield Bank, founded in 1887, operates 38 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union Counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.